Exhibit 99.1

For Further Information:
At Medallion Financial Corp.	At Zlokower Company
437 Madison Avenue, New York, NY 10022	Public Relations
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100 or 1-877-Medallion	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS

2008 THIRD QUARTER RESULTS

—  Earnings per share increases 15% to $0.23 per share

—  Delinquencies decrease to historical lows

—  Medallion prices reach an all time high

—  Net interest margin remains high at 4.53%

—  Dividend of $0.19 per share declared

NEW YORK, N.Y. – November 3, 2008 – Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations increased 14% to $4,118,000, or $0.23 per diluted common share in the 2008 third quarter, up from $3,602,000 or $0.20 per diluted common share in the 2007 third quarter. Net increase in net assets resulting from operations increased 7% to $12,416,000, or $0.70 per diluted common share for the 2008 nine months, up from $11,655,000, or $0.66 per diluted common share for the 2007 nine months.

Net investment income after taxes increased to $3,425,000 or $0.19 per diluted common share for the 2008 third quarter, up from $1,555,000 or $0.09 per diluted common share for the 2007 third quarter. Net interest margin was 4.53% in the quarter, up from 3.30% a year ago, and was 5.57%, up from 4.11% a year ago on a combined basis with Medallion Bank.

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Medallion Financial Corp. Reports 2008 Third Quarter Results, Page 2

Medallion’s on-balance sheet taxicab medallion loan portfolio decreased 18% to $411,693,000 from $502,523,000 a year ago. The decrease resulted from the Company’s ability to participate these high-quality loans to other financial institutions which desire safe and profitable loan growth, and which enables Medallion to earn a servicing fee for managing the loans. The on-balance sheet commercial loan portfolio increased 1% to $94,830,000, up from $93,788,000 a year ago. Including Medallion Bank, the Company’s unconsolidated wholly-owned portfolio investment, and net loans serviced for or by third parties, the managed medallion loan portfolio decreased 4% to $568,972,000, from $594,515,000 a year ago.

The net managed commercial loan portfolio increased 6% to $178,721,000, up from $168,823,000 a year ago. In addition, Medallion Bank’s consumer loan portfolio increased 34% to $184,159,000, up from $137,413,000 a year ago. Total assets under management increased 5% to $1,048,705,000, up from $1,002,491,000 a year ago.

Andrew Murstein, President of Medallion, said, “We are very pleased with our third quarter results. In this environment, there are not many financial institutions such as ours that can state that their earnings are increasing and that their delinquencies are decreasing. Medallion prices, which typically thrive in a down market, have continued to increase and now exceed $700,000 per corporate medallion in New York City. Our loan to value ratio on our medallion loan portfolio is now below 50%. Medallion Bank, the bank that we established 5 years ago for times exactly like this, provides us with a dependable low-cost funding source.”

“We are well positioned to not only continue to grow our company, but to take advantage of opportunities that exist in today’s marketplace,” Mr. Murstein continued. He noted that Medallion Bank recently purchased substantially all of Ameritrans’ medallion portfolio at par, for approximately $25,884,000, “an acquisition that provides Medallion Bank a strong portfolio with yields in excess of 8%, and also provides Medallion Bank and the Company access to the Miami market.”

Mr. Murstein continued, “With our strong balance sheet and continued conservative underwriting standards, we believe investors will appreciate the strength of this portfolio and consider a flight to quality when evaluating our Company. The current yield on our stock, based upon the last 12 months of dividends and our most recent closing price, is about 9.4%. In addition to this current income, and in an effort to also

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Medallion Financial Corp. Reports 2008 Third Quarter Results, Page 3

increase our return on equity in this area, we have previously made, and continue to explore making, loans in the medallion area whereby we receive part of the appreciation if and when the underlying medallions increase in value. We have also experienced strong unrealized gains in the quarter relating to our 167 owned Chicago taxicab medallions. Chicago medallion prices have tripled over the past several years to over $140,000, up from $45,000.”

“Credit quality also remained outstanding,” said Larry Hall, Medallion’s Chief Financial Officer. “On a managed basis, including Medallion Bank, delinquent loans 90 days or more past due decreased during the year to 0.3%, down from 1.1% a year ago. These are the lowest levels they have been in the history of the Company.”

The Company also announced that its Board of Directors declared a dividend of $0.19 per share on its common stock for the 2008 third quarter. The dividend is payable on December 12, 2008 to shareholders of record on November 21, 2008. Since the Company’s initial public offering in 1996, the Company has paid out over $128,000,000 in dividends, or $8.34 per share.

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About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries and its wholly-owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $3 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2007 Annual Report on Form 10-K.

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MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
Total investment income	$11,743	$13,555	$38,917	$37,152
Total interest expense(2)	5,131	8,201	17,940	22,486

Net interest income	6,612	5,354	20,977	14,666

Total noninterest income	795	648	2,908	1,697

Salaries and benefits	2,708	2,491	8,052	7,759
Professional fees	325	939	1,281	2,154
Rent expense	205	323	866	976
Other operating expenses	744	694	3,040	2,696

Total operating expenses	3,982	4,447	13,239	13,585

Net investment income before income taxes	3,425	1,555	10,646	2,778
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	3,425	1,555	10,646	2,778

Net realized gains (losses) on investments	108	287	(3,869)	12,140

Net change in unrealized appreciation (depreciation) on investments	449	1,809	6,138	(6,357)
Net change in unrealized appreciation (depreciation) on Medallion Bank and other controlled subsidiaries	136	(49)	(499)	3,094

Net unrealized appreciation (depreciation) on investments	585	1,760	5,639	(3,263)

Net realized/unrealized gains on investments	693	2,047	1,770	8,877

Net increase in net assets resulting from operations	$4,118	$3,602	$12,416	$11,655

Net increase in net assets resulting from operations per common share
Basic	$0.23	$0.21	$0.71	$0.67
Diluted	0.23	0.20	0.70	0.66

Dividends declared per share	$0.19	$0.19	$0.57	$0.57

Weighted average common shares outstanding
Basic	17,535,249	17,504,827	17,512,245	17,472,950
Diluted	17,756,913	17,805,203	17,733,830	17,793,571

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	UNAUDITED September 30, 2008	December 31, 2007
Assets
Medallion loans, at fair value	$411,693	$498,883
Commercial loans, at fair value	94,830	91,782
Investment in Medallion Bank and other controlled subsidiaries, at fair value	71,211	57,501
Investment securities, at fair value	—	—
Equity investments, at fair value	4,662	4,880

Net investments ($357,718 at September 30, 2008 and $458,102 at December 31, 2007 pledged as collateral under borrowing arrangements)	582,396	653,046

Cash and cash equivalents ($870 at September 30, 2008 and $852 at December 31, 2007 restricted as to use by lender)	19,290	33,454
Accrued interest receivable	2,289	2,449
Fixed assets, net	425	558
Goodwill, net	5,007	5,007
Other assets, net	31,138	26,748

Total assets	$640,545	$721,262

Liabilities
Accounts payable and accrued expenses	$7,709	$4,203
Accrued interest payable	708	2,087
Funds borrowed	456,799	542,549

Total liabilities	465,216	548,839

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	175,329	172,423

Total liabilities and shareholders’ equity	$640,545	$721,262

Number of common shares outstanding	17,544,224	17,495,865
Net asset value per share	$9.99	$9.86

Total managed loans	$931,851	$896,370
Total managed assets	1,048,705	1,017,433